DATED	2004
CME Romania BV - and - Adrian Sarbu - and - Rootland Trading Ltd
PUT OPTION
Ref: OMM/CMO

THIS Deed is made […] July 2004

BETWEEN

(1)	Adrian Sarbu, a Romanian citizen, with his domicile at Calea Dorobantilor nr. 230, sector 1, Bucharest, holder of ID card seria RT no. 000114, issued by SEP on 29 October 1998, CNP 1550418400654, (hereinafter "Sarbu");

(2)	Rootland Trading Limited, a Cypriot company with its registered office at Julia House, 1st Floor, 3 Themistocles Dervis Street, CY-1066, Nicosia, represented by its director Lakis Theodorou, (hereinafter “Rootland”)

Sarbu and Rootland together (the “Seller”); and

(2)	CME Romania BV, a Dutch limited liability company, company number 33246826 with its registered office at Birkstraat 89, Soest, 3768 HD, The Netherlands, represented by Alphons van Spaendonck and Pan Invest BV (the "Buyer").

INTRODUCTION

(A)	Media Pro International SA (the "Company") was incorporated in Romania with the company number J40/9244/1995 and has its main office at 25 Blvd. Pache Protopopescu, Sector 2, Bucharest and has an authorised and paid up share capital of ROL 332,200,000,000 divided into 3,322,000 of nominal shares of ROL 100,000 each.

(B)	The Seller is the registered holder of 664,400 of nominal shares of ROL 100,000 each in the capital of the Company, of which Sarbu holds 498,300 and Rootland the remaining 166,100 (the "Shares").

(C)	The Seller and the Buyer have agreed that the Seller may require the Buyer to buy the Shares on the terms set out below.

AGREED TERMS

1.	Definitions and Interpretation

1.1	Definitions

In this deed:

"Business Day" means a day other than a day which is a Saturday, a Sunday or public holiday in The Netherlands or Romania;

"Insolvency Event" in relation to the Seller. Buyer or the Company, means any of the following:

(a)	dissolution and voluntary liquidation proceedings being initiated against Media Pro International SA, based on the provisions of Romanian law 31/1990 as a result of a decision of the GMS taken without the positive vote of the Seller or the Buyer; or

reorganising and judiciary liquidation proceedings being declared against Media Pro International SA, based on the provisions of Romanian law 64/1995 by a third party

(a)	a meeting of creditors being held or an arrangement or composition with or for the benefit of its creditors being proposed by or in relation to the Seller, the Buyer or the Company;

(b)	a receiver or other similar person taking possession of or being appointed over or any distress, execution or other process being levied or enforced (and not being discharged within seven days) on the whole or a material part of the assets of the Seller, the Buyer or the Company;

(c)	a petition being presented (and not being discharged within 28 days) or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of the Seller, the Buyer or the Company;

(d)	the happening in relation to the Seller, the Buyer or the Company of an event analogous to any of the above in any jurisdiction in which it is incorporated or resident or in which it carries on business or has assets;

"First Option Notice" means the first notice from the Seller requiring the Buyer to buy 166,100 of the 664,400 Shares, being approximately 5% of the total outstanding share capital of the Company;

"First Option Period" means the period from 1 March 2006 and ending at midnight on 28 February 2009; and

Second Option Notice” means the second notice from the Seller requiring the Buyer to buy the remaining 498,300 from the original 664,400 Shares, being approximately 15% of the share capital of the Company, if the First Option has been exercised or 100% of the Shares, being approximately 20% of the share capital of the Company, if the First Option Notice was not exercised during the First Option Period;

“Second Option Period” means the period starting on 1 March 2009 and ending on 28 February 2029;

"Option Price" means for both the First and the Second Option, the value of the stake available to the Buyer to purchase established as follows:

(i)	The Seller and the Buyer each appoint and pay for their own internationally recognised bank to prepare a valuation of the Shares. So long as the mid-point of each of the valuation spreads are within 15% of each other, the average of the mid-points of both valuations shall be used to establish the purchase price; however,

(ii)	Should the mid-points from the spreads of each of the valuations be more than 15% apart, both banks would appoint a third bank to carry out a third valuation. The cost of this valuation would be split between the Seller and the Buyer. The purchase price would then be established by taking the triangulated average of the mid-point of the spread of each of the three valuations.

(iii)	The minimum price to be paid by the Buyer for both the First and Second Option, shall be established as follows:

(A)	For the Buyer to agree to pay a minimum price for either the First and Second Option, each must be exercised simultaneously with the put options available to the Seller for his shareholding in Pro TV SA as set out in a put option agreement between the Buyer and the Seller signed as at the date of this deed (hereinafter the “Pro TV Deed”);

(B)	The minimum price will be set for the shares transferred under the First Option coupled with the shares transferred under the first option set out in the Pro TV Deed. Similarly the minimum price for the Second Option is agreed as a total amount for those shares transferred in addition to the shares transferred under the second option set out in the Pro TV Deed;

(C)	The allocation of the minimum price between the shares to be transferred under the First Option and the first option set out in the Pro TV Deed and similarly between the Second Option and the second option set out in the Pro TV Deed shall be agreed between the Buyer and the Seller on the basis of the independent valuations performed at that time the options are exercised for both Media Pro International SA and Pro TV SA;

(D)	The minimum price for a simultaneous transfer of shares under the First Option and first option under the MPI Deed will be United State Dollars One Million Four Hundred and Fifty Thousand (US$ 1,450,000) per percentage point from the share capital of both Media Pro International SA and Pro TV SA together. By way of example a transfer of 5% of the share capital of Media Pro International TV SA from the Seller to the Buyer with a simultaneous transfer of 5% of the share capital of Pro TV SA from the Seller to the Buyer would result in a payment by the Buyer to the Seller of United States Dollars Seven Million Two Hundred and Fifty Thousand (US$ 7,250,000);

(E)	The minimum price for a simultaneous transfer of shares under the Second Option and second option under the Pro TV Deed will also be United State Dollars One Million Four Hundred and Fifty Thousand (US$ 1,450,000) per percentage point from the share capital of both Media Pro International SA and Pro TV SA together as more particularly described in the above sub-paragraph (D).

2.	Put option

2.1	Upon the Seller giving to the Buyer the First Option Notice during the First Option Period, the Buyer, subject to clause 3, shall buy and the Seller with full title guarantee shall sell 166,100 of the 664,400 Shares at the Option Price.

2.2	Upon the Seller giving to the Buyer the Second Option Notice during the Second Option Period, the Buyer, subject to clause 3, shall buy and the Seller with full title guarantee shall sell 498,300 of the Shares, if the First Option Notice was issued and exercised or 100% of the Shares if it was not, both at the Option Price.

3.	No transfers of shares or change in capital of the Company

Until the earlier of completion of the sale of the Shares and the exercise of the Second Option Notice:

(a)	Neither the Seller or the Buyer shall transfer any shares in the Company to any other person unless agreed by both the Buyer and the Seller in writing in advance of any such transaction;

(b)	The Seller and the Buyer shall exercise their rights as shareholders in the Company so as to procure that the Company does not issue, consolidate, sub-divide or convert any of its shares unless agreed by both in writing in advance of any such event; and

(c)	The Seller shall not pledge or otherwise grant any lien or other encumbrance over any of the Shares without the prior consent of the Buyer.

4.	Convenants

The Seller agrees that upon exercising the Second Option the Company will retain ownership of the brands created by the Company, including but not limited to Pro TV, Acasa, Pro TV International and Pro Cinema.

5.	Notices and other communications

5.1	Where this deed provides for the giving of notice or the making of any other communication, such notice or communication shall not be effective unless given or made in writing in English in accordance with the following provisions of this clause.

5.2	Any notice or communication to be given or made under or in connection with this deed may be:

(a)	delivered or sent by post to:

the Seller	Adrian Sarbu
at Calea Dorobantilor nr. 230, sector 1,
Bucharest, Romania

the Buyer	Alphons van Spaendonck
Birkstraat 89, 3768 HD Soest, The Netherlands

(such addresses being referred to below as the "Postal Address" of the relevant party); or

(b)	sent by fax, to:

the Seller	fax: 00 40 21 2050315
asarabu@mediapro.ro

the Buyer	00 31 35 603 0359
sin.fid@consunet.nl

and shall be marked in the case of the Seller for the attention of Adrian Sarbu and in the case of the Buyer for the attention of Alphons van Sapendonck.

5.3	Any notice or other communication so delivered or sent shall subject to the provisions of clause 4.4(c) be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

5.4	Where either party has given notice to the other of any different address or number to be used for the purposes of this clause then such different address or number shall be substituted for that shown above.

For the purposes of this clause:

(a)	"Relevant Day" means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(b)	any reference to a time is to the time at the Postal Address of the receiving party;

(c)	reference to an electronic communication (including a fax) being received shall, in the case of a party which is a corporate body or partnership, mean receipt at the first device hosting electronic communication services for that corporate body or partnership at which it is received and, in the case of a party who is an individual, shall mean receipt on a device owned (or used for reading electronic communications) by the individual which receipt shall, notwithstanding the provisions of clause 4.3, and in the absence of evidence of earlier receipt, be deemed to have occurred 96 hours after sending; and

(d)	"electronic communication" has the same meaning as in the Electronic Communications Act 2000.

6.	Miscellaneous

6.1	The terms of this deed are confidential and no party shall make any statement about its contents unless the Seller and the Buyer have approved it in writing.

6.2	No term of this deed shall be varied except in writing signed by all of the parties.

6.3	The headings to the clauses in this deed are for ease of reference only and do not form part of this deed.

7.	Entire agreement

7.1 This deed:

(i)	constitutes the entire agreement between the parties about the subject matter of this deed; and

(ii)	(in relation to such subject matter) supersede all earlier discussions, understandings and agreements between any of the parties and all earlier representations by any party.

The parties have not entered into this deed in reliance upon, nor have they given, any representation, warranty or promise except as expressly set out in this deed.

7.2	If a party has given any representation, warranty or promise then, (except to the extent that it has been set out in this deed) the party to whom it is given waives any rights or remedies which it may have in respect of it.

7.3	This clause shall not exclude the liability of any party for fraudulent misrepresentation or concealment or any resulting right to rescind this deed.

8.	Governing law

The governing law of this deed is that of England and Wales.

9.	Jurisdiction

9.1	The courts of England and Wales have non- exclusive jurisdiction to settle any claim or dispute arising out of or in connection with this deed. The parties to this deed irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise. A judgment, order or decision of those courts in respect of any such claim or dispute may be recognised or enforced by any courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement; and

9.2	Notwithstanding the submission to that exclusive jurisdiction, and subject to clause 8.3 below any party to this deed may bring proceedings in the courts of any other state which have jurisdiction for reasons other than the parties' choice, for the purpose of seeking:

(a)	an injunction, order or other non-monetary relief (or its equivalent in such other state); and/or

(b)	any relief or remedy which, if it (or its equivalent) were granted by the courts of England and Wales, would not be enforceable in such other state.

This deed has been entered into as a deed and delivered on the date shown on the first page.

SIGNED as a deed by Adrian Sarbu	) /s/ Adrian Sarbu
in the presence of:	)

Witness: Signature…….........
Name……………….
Occupation…………
Address…………….

EXECUTED as a deed by Rootland		)
Trading Ltd. acting by Lakis Theodorou		)
a director		)

/s/ Lakis Theodorou
Director

EXECUTED as a deed by CME Romania BV		)
acting by Alphons van Spaendonck a director		)
and Pan Invest BV, a director		)

/s/ Alphons van Spaendonck
Director

/s/ Pan Invest BV
Director